Exhibit 23.3


                        Consent of Independent Auditors

     We consent to the inclusion and incorporation by reference in this Registration Statement on Form S-4 and Prospectus of Lincoln Bancorp of our report, dated February 6, 2004, except for Note 18 with respect to the subsequent events, as to which the date is March 10, 2004, on the consolidated financial statements of First Shares Bancorp, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003. We also consent to the reference to our firm under the heading of "Independent Public Accountants and Experts" in the Prospectus.



                                                /s/ Crowe Chizek and Company LLC

                                                Crowe Chizek and Company LLC

April 20, 2004
Indianapolis, Indiana